SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

April 4, 2025
Date of Report (Date of earliest event reported)

Zion Oil & Gas, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-33228	20-0065053
(Commission File Number)	(IRS Employer Identification No.)

12655 North Central Expressway, Suite 1000, Dallas, TX 75243
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: 214-221-4610

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b–2 of the Securities Exchange Act of 1934 (§ 240.12b–2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Item 5.02 (c): Appointment of Certain Officers.

Effective April 2, 2025, Michael B. Croswell Jr., age 54, was appointed to serve as President and will continue in his role as Chief Financial Officer. He began working at Zion in April 2011 as its corporate controller and was later promoted to Chief Financial Officer in August 2016. Mr. Croswell is a corporate accounting and management professional with a diverse range of industry experience. Mr. Croswell is a Certified Public Accountant since 1997 and earned his Bachelor of Business Administration degree in accounting from Stephen F. Austin State University in 1994 and earned a Master of Business Administration degree from the University of Dallas in 2013. Pursuant to Zion’s succession plan, William Avery, age 77, is stepping down from his interim position as President effective April 2, 2025, and continuing his full- time position as General Counsel.

In connection with his promotion to President, Mr. Croswell will receive a new employment agreement. The initial term will be from the effective date through December 31, 2025. Afterwards, the agreement automatically renews for successive one-year terms unless the Company or Employee indicates in writing, more than 30 days prior to the termination of the initial term or any renewal term that it does not intend to renew this agreement. Under the agreement, Mr. Croswell is paid an annual salary of $275,000. The Company shall also grant fully vested options to purchase 25,000 shares of common stock at a per share exercise price of fair market value on the 5th day of January of each successive renewal term.

Effective April 2, 2025, Mr. Monty Kness, age 43, was appointed to serve as the Chief Operating Officer. Monty Kness accepted his current position at Zion Oil and Gas, Inc. in 2020 where he oversees all operations, logistics, procurement, and personnel for oil and gas exploration activities. Monty Kness, a 2004 graduate from TCU, began his career in the Oil and Gas industry in 2005 as an HSE advisor working primarily in the lower 48 States and Alaska. In 2007, Mr. Kness moved into operations where he continued to gain experience and knowledge in upstream services. In 2009, he accepted a role as the operations manager for Viking International, LTD, relocating to Turkey. During his tenor with Viking, he oversaw the start-up and development of seismic crews in Turkey and Poland having completed numerous 2D and 3D projects. He also spent time in Iraq, eastern Europe, and western Africa fulfilling multiple operational roles within Viking’s integrated service line including building and implementing management systems for operations, safety, and quality control.

In connection with his promotion to Chief Operating Officer, he will be under an Employment Agreement. Dated April 2, 2025, Mr. Kness’s Employment Agreement provides a salary at the annual rate of U.S. $220,000 as well as other employee benefits and grants to Employee fully vested options to purchase 25,000 shares of common stock at a per share exercise price of fair market value on the 5th day of January of each successive renewal term.

Mr. Croswell and Mr. Kness are not parties to any other material plan, contract or arrangement with the Company, nor has any other material plan, contract or arrangement to which they are a party been modified as a result of their respective promotions described above. In addition, Mr. Croswell and Mr. Kness do not have any familial relationships or related party transactions with the Company that would require disclosure under Items 401(d) or 404(a) of Regulation S-K (17 CFR 229.401(d) and 229.404 (a)) in connection with their promotions described above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date: April 4, 2025

Zion Oil and Gas, Inc.

By:	/s/ Robert Dunn
Robert Dunn
Chief Executive Officer